Exhibit 10.iii.(s)

1997 Directors' Pension Plan Termination and Conversion of Accrued Benefits

The Company previously maintained a nonqualified pension plan for its non-employee directors entitled the "Directors' Retirement Service Plan" (the "Director Plan"). Under the terms of the Director Plan, each non-employee director was eligible to receive a pension benefit, based upon his or her years of service as a director.  The Director Plan was terminated effective December 31, 1997, and the benefits accrued under the Director Plan as of December 31, 1997 were preserved.  Prior to the Director Plan's termination, each non-employee director was given a choice between receiving his accrued plan benefit in the form of quarterly cash installment payments commencing upon attainment of age 70 after retirement from the Board or having his accrued pension benefit converted to deferred stock units that would be payable in the form of common stock of the Company immediately following retirement from the Board.  The number of deferred stock units to be awarded to a director was determined by dividing the lump sum present value of such director's accrued benefit by the average closing price of the Company's common stock for the last 10 trading days of 1997.  No dividend equivalent rights accompany the deferred stock units.  Eight directors elected to receive their pension benefits in the form of deferred stock units.  The deferred stock units were credited to each such director as of December 31, 1997.

Return to IMC Global Inc. Form 10-K